Exhibit 10.5
STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT (the “Agreement”) is made effective this 21st day of March, 2008 (the “Effective Date”), by and between TAG II, INC., a Delaware corporation, by and on behalf of itself and its subsidiaries (collectively, “TAG”) and AMERICAN LEISURE GROUP LIMITED, a British Virgin Islands corporation, by and on behalf of itself, and, whether currently in existence now or hereafter, its affiliates, and subsidiaries  (collectively,  “ALG”).

RECITALS

A. TAG currently manages numerous leisure and franchise travel operations throughout the United States under a variety of brands, organized into two companies:  (i) TraveLeaders, LLC operating under the TraveLeaders brand; and (ii) The Travel Franchise Group, Inc., comprised of franchised brands including Carlson Wagonlit Travel Associates and Results! Travel®.  TAG has approximately 1,700 franchised travel agency locations in the United States and Canada and has combined travel bookings in excess of five billion dollars.  For purposes of this Agreement, the term “TAG Products” means consumer travel products and services offered or sold by TAG and its Affiliated Companies under the above-described brands (and any successors or additions to such brands).

B. ALG is a holding company formed to own United States-based resort companies and operations and to become a fully integrated developer and operator of premium destination resorts combining travel services, travel destination/resort development, vacation club and resort management activities.  Such activities include, but are not limited to the promotion and sale of whole or fractional vacation ownership and the provision of short term accommodations.  For purposes of this Agreement, the term “ALG Resorts” refers to any resort properties directly or indirectly managed or owned, whether in whole or in part, by ALG and its Affiliated Companies.

C. TAG and ALG desire to hereby enter into a strategic alliance under which they will work together in various respects to accomplish mutually beneficial business objectives, as more particularly set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

 RECITALS INCORPORATED.  The Recitals contained herein are true and accurate and incorporated herein.  The parties are entering into this Agreement relying upon the truth of the Recitals contained herein.

 MUTUAL MOST-FAVORED NATION PRICING.

 During the term of this Agreement, TAG will offer all TAG Products to ALG and will offer and sell the TAG Products to ALG for resale to ALG customers at prices and pricing structures no less favorable to ALG than the prices and pricing structures offered to any other customer of TAG, including any distributor, agency, preferred partner, or other strategic alliance partner of TAG.  The obligation this Section 2.1 shall be subject to any restrictions on discounting or similar pricing concessions imposed upon TAG under its senior credit facilities at any time during the term of this Agreement.  The parties acknowledge and agree that TAG will not be required to breach strategic alliance agreements similar hereto between it and third-parties which exist on the Effective Date in order to comply with this Section 2.1.  Notwithstanding the foregoing, if TAG’s senior lender has pursuant to a subordination agreement between such senior lender and American Leisure Equities Corporation (“ALEC”) blocked payments on that certain Promissory Note, dated the date hereof, of TL Acquisition Group, LLC (“TLAG”) in favor of ALEC, then during the continuance of such blockage TAG will permit ALG to purchase such products at (i) cost, if such pricing is then permitted under the terms of TAG’s senior credit facility; or (ii) if  cost-pricing is not so permitted, then the lowest price permitted under TAG’s senior credit facility.

 During the term of this Agreement, ALG will offer and sell rooms at ALG Resorts to TAG customers at room rates no less favorable than the room rates offered by ALG to customers purchasing through any other travel agency (including web-based travel agencies), based on the pricing in place at the time the room rates are made available.

 In the case of both of Sections 2.1 and 2.2 above, “TAG” shall refer to all of TAG and its Affiliated Companies, and “ALG” shall refer to all of ALG and its Affiliated Companies.

 ADDITIONAL COOPERATION.  In addition to the obligations set forth in Sections 2.1 through 2.3, TAG and ALG will, and will cause their respective Affiliated Companies, to use commercially reasonable efforts to work together to identify and develop co-marketing and joint marketing programs, mutual distribution opportunities, promotional and advertising campaigns, information-sharing, and other mutually beneficial programs and mechanisms, all with the purpose of furthering the respective business objectives of the parties.

 CONFIDENTIALITY.

 Confidential Information Defined. “Confidential Information” includes all information relating to TAG’s or ALG’s products, services, or business affairs that is of a confidential, proprietary, or non-public nature, whether communicated orally or in writing, and whether in tangible or intangible form, including, without limitation, financial data, costs, margins, mailing or other marketing lists, customer lists, advertising, promotion, product or program concepts, plans or proposals, or any other information that is of a confidential, proprietary, or non-public nature.  Confidential Information includes the specific terms of this Agreement and the fact that Confidential Information may have been disclosed by either party (a “Disclosing Party”). Confidential Information does not include information that was: (a) already known by the party receiving Confidential Information (a “Receiving Party”); (b) in the public domain or later entered the public domain through no wrongful act or omission by the Receiving Party; (c) disclosed to the Receiving Party by a third party having no obligation of confidentiality; (d) developed independently by the Receiving Party without reference to any Confidential Information; (e) ascertainable from a visual inspection of the Disclosing Party’s public premises, products, services, or advertising or promotional material; (or) the existence of this Agreement and the nature of the relationship between the parties hereto, it being the express intention of the parties that ALG will market its products and services by identifying its relationship and preferred status with TAG.

 Obligations.  The Receiving Party must: (a) keep the Disclosing Party’s Confidential Information in strict confidence; (b) not, without the prior written consent of the Disclosing Party, use, discuss, or disclose or permit the use, discussion, or disclosure of Confidential Information other than use by, discussion with, or disclosure to the Receiving Party’s directors, officers, employees, affiliates, or representatives as necessary in performing its obligations under this Agreement; (c) be responsible for the compliance with this Agreement by its directors, officers, employees and representatives; (d) not, without the prior written consent of the Disclosing Party, contact any person or entity to confirm any Confidential Information; (e) not, without the prior written consent of the Disclosing Party, copy any Confidential Information except as necessary in performing its obligations under this Agreement; and (f) immediately notify the Disclosing Party in writing of any impermissible disclosure or use of Confidential Information under this Agreement.  This Section 4.2 shall not apply to disclosures made by the Receiving Party which are required by law; provided, however, the Receiving Party will promptly notify the Disclosing Party of any such legally required disclosures made.

 Survival.  This Section 4 shall survive the expiration or termination of this Agreement for any reason.

 MARKS.

 TAG Marks.  Nothing in this Agreement shall be construed as a license to use any of TAG’s marks, including but not limited to: “B4 Travel Group, Inc.”, “The Travel Franchise Group, Inc.”, “Connexions Loyalty Travel Solutions LLC,”, “Carlson Wagonlit Travel”, “Cruise Holidays”,  “Results Travel”, “SeaMaster Cruises”, or “emPower Travel” trade names, trademarks, service marks, or logos (collectively, the “TAG Marks”) for any purpose other than co-operative marketing efforts which must first be approved in writing by TAG.  Upon expiration or termination of this Agreement, ALG must discontinue all use of the TAG Marks.

 ALG Marks.  Nothing in this Agreement shall be construed as a license to use any of ALG’s trade names, trademarks, service marks or logos (collectively, the “ALG Marks”) for any purpose other than co-operative marketing efforts which must first be approved in writing by ALG.  Upon expiration or termination of this Agreement, TAG must discontinue all use of the ALG Marks.

 INDEMNIFICATION.

 By TAG.  TAG shall indemnify, hold harmless and defend ALG and each of its officers, directors, employees and agents from and against any and all damages, losses, claims or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) relating to claims arising out of the material breach of any term of this Agreement by TAG (including, without limitation, the failure to comply with applicable federal, state, and local laws); provided, however, that such indemnification obligation shall not apply to the extent that any acts or omissions by ALG contributed to such Losses.

 By ALG.  ALG shall indemnify, hold harmless and defend TAG and each of its officers, directors, employees and agents from and against any and all Losses relating to claims arising out of the material breach of any term of this Agreement by ALG (including, without limitation, the failure to comply with applicable federal, state, and local laws); provided, however, that such indemnification obligation shall not apply to the extent that any acts or omissions by TAG contributed to such Losses.

 In no event shall either party be liable to the other party for special punitive, consequential or incidental damages, including lost profits, even if advised of the possibility of such damages.

 TERMINATION AND RENEWAL.

 Term.  The initial term of this Agreement shall commence on the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date, which term will be automatically extended for three (3) additional extension terms of five (5) years each unless the parties by mutual written agreement determine not to extend the term.  Notwithstanding the foregoing, either party may effect an earlier termination of this Agreement (a) pursuant to Section 7.2 below.

 Termination.  In the event of any material breach of this Agreement by a party, the other party may (reserving cumulatively all other remedies and rights under this agreement and in law and in equity), terminate this Agreement by giving thirty (30) days prior written notice thereof to the other, any such cancellation to be without prejudice to the rights of any party; provided, however, that the Agreement will not terminate at the end of said thirty (30) day notice-period if the party in breach has remedied the breach or taken substantial steps to remedy the breach within the aforementioned thirty (30) day notice period.  Notwithstanding the termination, for a period of ninety (90) days following termination, the parties must honor specific identifiable obligations which were incurred pursuant to Section 2 above that were incurred prior to notice of termination.  In addition to the foregoing, (i) upon no less than 180 days’ prior written notice, either party (a “Terminating Party”) may terminate this Agreement upon a Sale Transaction (as defined below) by the Terminating Party so long as the Terminating Party makes the buyer in the Sale Transaction aware of this Agreement and exercises good faith efforts to give the buyer an opportunity to continue or assume this Agreement (provided that during the period following the closing of the Sale Transaction and through the termination of this Agreement, the obligations hereunder shall only apply to the business conducted by the Terminating Party and not to any other business conducted by the buyer in the Sale Transaction), and (ii) TAG may terminate this Agreement in the event of any breach by ALEC or American Leisure Holdings, Inc. (“ALH”) of any material covenant in that certain Asset Purchase Agreement of even date herewith among ALEC, TLAG, and ALH (the “Purchase Agreement”), or any other agreement entered into by ALEC or ALH pursuant to the Purchase Agreement, by giving thirty (30) days prior written notice of such breach to ALG; provided, however, that the Agreement will not terminate at the end of said thirty (30) day notice-period if ALEC and/or ALH (as the case may be) has remedied the breach within the aforementioned thirty (30) day notice period.  The term “Sale Transaction” means (a) a reorganization, merger or consolidation of a Terminating Party with any other person or entity, other than one in which the beneficial holders of the Terminating Party’s voting securities (or their Affiliates) immediately prior the reorganization, merger, or consolidation hold more than 50% of the combined voting power of the voting securities of the Terminating Party (or the surviving or resulting entity in the transaction) outstanding immediately after such merger or consolidation, or (b) the sale of all or substantially all of Terminating Party’s assets and business to a person or entity other than an Affiliate of the Terminating Party

 GENERAL.

 Right to Audit.  TAG agrees that, upon reasonable request by ALG, not more often than annually, TAG will provide ALG with its standard pricing schedule.

 Merger.  This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all earlier and contemporaneous agreements, writings, statements, and understandings between the parties with respect to the subject matter.

 Assignment; Modification; Successors.  This Agreement may not be assigned by any party without the prior written consent of all parties.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of any successors and assigns. This Agreement may not be modified by any party except by a written agreement signed by all parties.

 Severability.  If any provision of this Agreement is deemed void or unenforceable by any court of competent jurisdiction, that provision shall be stricken from this Agreement without affecting the remaining provisions.

 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Delivery of a counterpart hereof via facsimile or electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

 Headings.  The headings in this Agreement are for convenience of reference only and do not alter or affect any provision of this Agreement.

 No Waiver.  The rights and remedies of the parties to this Agreement are cumulative. No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver of or shall preclude that party’s right to exercise that right, power, or privilege.

 Expenses; Attorneys’ Fees.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or a misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recovery of reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which that party may be entitled.

 Notices.  All notices, requests, consents, or other communications provided for in or to be given under this Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax, (ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the addresses noted below:

If to TAG:	TL Acquisition Group LLC
6442 City West Parkway
Minneapolis, MN 55344
ATTN: Chief Financial Officer and
ATTN: General Counsel
Facsimile Number: (763) 212-1993

With a copy to:	Alexander P. Fraser, Esq.
Michael H. Altman, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue
Milwaukee, WI 53202-4108
Facsimile Number: (414) 277-0656

If to ALG:	American Leisure Holdings, Inc.
2460 Sand Lake Road
Orlando, FL 32809
Attention: Matt Hagler
Facsimile Number: (407) 251-8455

With a copy to:	Curt Creely, Esquire
Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602-5810
Phone: 813-229-2300
Fax: 813-221-4210

 Governing Law.  This Agreement, and all claims under this Agreement shall be governed by and construed under the laws of the State of Florida without regard to principles of conflicts of laws calling for the application of laws of another state.

 Relationship.  Each party is an independent contractor, and the employees, representatives or agents of each party shall not be deemed employees, representatives or agents of the other party for any purpose.  Neither party shall have authority to make commitments, enter into contracts on behalf of, or otherwise obligate the other party in any manner.  The parties acknowledge that this Agreement does not constitute a joint venture or partnership between the parties.

 Expenses.  Except as otherwise provided herein, each party shall be responsible for its own costs incurred in relation to this Agreement.

 Definition of “Affiliated Company”.  For purposes of this Agreement, “Affiliated Company” means, with respect to any specified person or entity, any corporation or other business entity that controls, is controlled by, or is under common control with the person or entity so specified.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the Effective Date.

TAG II, INC. By: /s/ Nicholas C. Bluhm, Sr. Type: Nicholas C. Bluhm, Sr. Its: Secretary and Tresurer	AMERICAN LEISURE GROUP LIMITED By: /s/ Malcolm J. Wright Type: Malcolm J. Wright Its: Chief Executive